Exhibit (a)(1)(xii)

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are important terms and answers to some of the questions that you may have about the Option Exchange. You should carefully read this entire Offer to Exchange, the accompanying announcement emails from Phathom, and the Election Terms and Conditions, together with the associated instructions and agreement to the terms of the election. This Option Exchange is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange, the Election Terms and Conditions and other attached exhibits together with their associated instructions and agreement to the terms of the election, and the other related documents referenced in the Offer to Exchange. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics. Please review this Summary Term Sheet and Questions and Answers and the Offer to Exchange to ensure that you are making an informed decision regarding your participation in the Option Exchange.

Key Terms and Definitions
	Understanding key terms and definitions used in the Option Exchange	2

Background Information
Q1.	What is the Option Exchange?	4
Q2.	Why is Phathom offering the Option Exchange?	4
Q3.	How do RSUs differ from stock options?	4

Eligibility
Q4.	How do I know whether I am eligible to participate in the Option Exchange?	5
Q5.	How do I know which options are eligible for the Option Exchange?	5
Q6.	Are there circumstances in which I would not be eligible to receive RSUs in the Option Exchange?	6
Q7.	Can I exchange shares of Phathom common stock that I acquired via the Phathom Employee Stock Purchase Plan (ESPP) or upon a previous exercise of Phathom options?	6
Q8.	How many new RSUs will I receive for the eligible options that I exchange?	6
Q9.	Will the terms and conditions of my new RSUs be the same as my exchanged options?	6
Q10.	When will I receive my new RSUs?	7
Q11.	When will my new RSU awards vest?	7
Q12.	Do I need to exercise my new RSUs in order to receive shares?	7

Participating in the Option Exchange
Q13.	How do I participate in the Option Exchange?	8
Q14.	Am I required to participate in the Option Exchange?	9
Q15.	Can I choose which eligible options I want to exchange?	9
Q16.	Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Option Exchange?	10
Q17.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10
Q18.	Do I have to pay for the new RSUs?	10
Q19.	How do I decide whether I should participate in the Option Exchange?	10
Q20.	Is Phathom making any recommendation as to whether I should exchange my eligible options?	11
Q21.	How will we determine whether an eligible option has been properly tendered?	11
Q22.	Will my decision to participate in the Option Exchange have an impact on my ability to receive options or other equity awards in the future?	11

Exchanged Options
Q23.	When will my exchanged options be cancelled?	12
Q24.	Will I be required to give up all of my rights under the exchanged options?	12
Q25.	After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the completion date?	12

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Tax Consequences
Q26.	Will I have to pay taxes if I participate in the Option Exchange?	12
Q27.	Are there tax considerations relating to my eligible options that are Incentive Stock Options?	13

Options Not Exchanged
Q28.	What happens to my eligible option grants if I choose not to participate?	13

Changing or Withdrawing Previous Elections
Q29.	Can I change my mind about which eligible options I want to exchange?	13
Q30.	Can I change my mind and withdraw from the Option Exchange?	14
Q31.	What if I withdraw my election and then decide again that I want to participate in the Option Exchange?	14

Changes to the Offer to Exchange and Conditions to the Option Exchange
Q32.	If Phathom extends the Option Exchange or changes the Offer to Exchange, how will you notify me?	15
Q33.	Are there any conditions to the completion of the Option Exchange?	15

Availability of Additional Information
Q34.	Whom can I contact if I have questions about the Option Exchange, or if I need additional copies of communications issued to date?	15

Key Terms and Definitions:

Below are key terms used when describing the Option Exchange. Please read through each term and definition to ensure your understanding of the Option Exchange and corresponding materials.

Commencement date	June 15, 2023, the date the Option Exchange opens.

Completion date

The date and time the offering period for the Option Exchange expires, which is expected to be July 14, 2023, at 11:59 p.m., Eastern Time, but is subject to change. Phathom may extend the offering period and delay the completion date in its sole discretion.

The surrendered options will be cancelled, and the new RSUs will be granted, on the completion date of the Option Exchange.

Eligible employees and consultants

Eligible employees and consultants as of the commencement date who remain eligible employees and consultants in the United States through the completion date. In no event will an individual who serves as a non-employee director of Phathom, even if they also serve as a consultant, be considered an “eligible” employee or consultant.

An individual is not an “eligible” employee or consultant if they (i) are on a leave that will result in a termination of employment with Phathom, (ii) have provided Phathom a notice of resignation or (iii) have received a notice of termination of employment or service from Phathom, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange.

Eligible option	A stock option grant that was granted under the 2019 Plan with a per share exercise price greater than $30.00 and that remains outstanding and unexercised as of the completion date and is held by an eligible employee or consultant.

An option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the completion date, the per share exercise price of the option is less than the per share closing price of Phathom’s common stock on the completion date, as reported on the Nasdaq Global Select Market.

Exchanged options	Eligible options that, as of the completion date, an eligible employee or consultant elects to exchange for new RSUs in the Option Exchange.

Exercise price	The purchase price per share of the common stock underlying a stock option, which is typically equal to the per share closing price of Phathom’s common stock on the grant date, as reported on the Nasdaq Global Select Market. The exercise price is a fixed price per share at which you can purchase Phathom common stock once the stock options vest.

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Full vesting date	The date you fully own your equity award and can exercise or sell the shares underlying the award. For most stock options granted by Phathom, this date will be four years after the vesting commencement date of the option, which is usually the date of hire, promotion or grant, assuming continued employment with Phathom.

Grant date	The date an equity award, such as a stock option or RSU, is granted.

Incentive Stock Option	An Incentive Stock Option is a type of compensatory stock option that can be granted only to employees and provide potentially preferential tax treatment if certain conditions are met. Your eligible options may be either Incentive Stock Options or Non-qualified Stock Options. The type of options you hold are listed in your E*Trade account and on the Option Exchange website. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

Intrinsic value	Intrinsic value with respect to an option is the absolute value of the difference between the trading price of Phathom’s common stock and the exercise price of the option. An underwater option has no intrinsic value since its exercise price is higher than the current trading price of the underlying common stock.

New RSUs	New RSUs that are granted to eligible employees and consultants who choose to participate in the Option Exchange in exchange for the cancellation of their eligible options.

Non-qualified Stock Option	A Non-qualified Stock Option is a type of compensatory stock option. Any option that does not qualify as an Incentive Stock Option is a non-qualified stock option. Your eligible options may be either Incentive Stock Options or Non-qualified Stock Options. The type of options you hold are listed in your E*Trade account and on the Option Exchange website. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

Offer to Exchange	The legal document entitled “Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units.” The Offer to Exchange contains the terms and conditions of the Option Exchange and may be amended and supplemented from time to time.

Offering period	The period between the commencement date and the completion date, during which eligible employees and consultants can choose to exchange eligible options in and pursuant to the terms of the Option Exchange.

Currently, the offering period is June 15, 2023 through 11:59 p.m., Eastern Time, on July 14, 2023 but is subject to change. Phathom may extend the offering period and delay the completion date in its sole discretion.

Option Exchange	The exchange of eligible options for new RSUs pursuant to the offer in this Offer to Exchange.

Restricted stock unit (RSU)	The right to receive shares of Phathom’s common stock in the future; however, that right is “restricted” until the vesting criteria and other terms and conditions set forth in the 2019 Plan and the relevant RSU agreements are satisfied.

SEC	The U.S. Securities and Exchange Commission.

Option Exchange website	The website portal where eligible employees and consultants can choose to participate in the Option Exchange and choose which, if any, eligible options they wish to exchange. The Option Exchange website also includes links to all of the documents referenced in the Offer to Exchange. The web address for the Option Exchange website is http://www.myoptionexchange.com.

Stock option expiration date	The date a stock option expires and is no longer available for exercise. For Phathom, this is typically 10 years following the grant date of a stock option.

Underwater	Stock option grants that have an exercise price that is higher than the current trading price of Phathom’s common stock are considered to be underwater.

Vesting date	The date on which a portion of your stock option grant vests and becomes available for exercise or a portion of your RSU grant vests and shares are released. Once an RSU vests, it becomes a share of Phathom common stock that you can hold, transfer, or sell.

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Background Information

Q1.	What is the Option Exchange?

A1.	The Option Exchange is a one-time, voluntary opportunity for eligible employees and consultants to exchange eligible “underwater” stock option awards for a lesser number of RSUs.

Further details can be found in Section 2 of the Offer to Exchange under “Types of Awards Granted in the Option Exchange; Number of New RSUs; Completion Date.”

See also: Answer to Question 6, “Are there circumstances in which I would not be eligible for RSUs in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

Q2.	Why is Phathom offering the Option Exchange?

A2.

Phathom believes our employees and consultants should be rewarded when value has been created for shareholders. Phathom’s equity programs (e.g., stock options, RSUs) and offerings reinforce this “stake in the result” approach which we believe is critical to the company’s success.

Since October 2021, we have experienced a significant decline in our stock price. This decline in price has resulted in a considerable number of Phathom’s employees and consultants holding stock options that are deeply “underwater”—making them less effective as employee incentive and retention tools and therefore helpful in meeting our strategic objectives.

Phathom is offering the Option Exchange to (i) realign eligible employee and consultant and stockholder interests and (ii) provide a way for eligible employees and consultants to realize value from eligible underwater options. The Option Exchange gives eligible employees and consultants an opportunity to exchange certain options that are significantly “underwater” as of the commencement date for new RSUs that may provide value even if Phathom’s stock price does not increase. This approach of exchanging eligible options for a lesser number of new RSUs is consistent with Phathom’s current compensation strategy and provides what Phathom believes is a meaningful incentive for eligible employees and consultants whose options are currently underwater.

See also: Section 3 of the Offer to Exchange

Q3.	How do RSUs differ from stock options?

A3.	The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs
What they are	The right to purchase a fixed number of shares of Phathom common stock at a fixed price for a fixed period of time.	The right to receive shares of Phathom common stock in the future upon vesting at no cost to the holder.

How they work

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising an option means you buy the stock at the exercise price set on the date of the grant.

If the price of Phathom’s stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after any taxes, of course).

However, when Phathom’s stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once an RSU vests, a share of Phathom stock is issued to you and at no cost to you, other than withholding for applicable taxes associated with the RSU. An RSU has value equal to the then-current Phathom stock price. Once Phathom stock is issued to you following the vesting of the RSU, you can either keep it as an investment or sell it.

Example (assumes vested options and RSUs and no taxes)	If you are awarded a stock option with a per share exercise price of $31.50 and the Phathom stock price subsequently increases to $40, the option will be worth $8.50 if exercised on that later date.	If the stock price on the grant date of your RSU is $10, and the Phathom stock price subsequently increases to $20, each RSU will be worth $20 as of that later date.

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Stock Options	RSUs
If you are awarded a stock option with a per share exercise price of $31.50 and the Phathom stock price subsequently decreases to $25, the option will have no intrinsic value as of that later date.	If the stock price on the grant date of your RSU is $10, and the Phathom stock price subsequently decreases to $5, each RSU will be worth $5 as of that later date.

Eligibility

Q4.	How do I know whether I am eligible to participate in the Option Exchange?

A4.	You will be eligible to participate in the Option Exchange if:

•	You are an eligible employee or consultant of Phathom on the commencement date;

•	You remain an eligible employee or consultant of Phathom through the completion date of the Option Exchange; and

•	You hold at least one eligible option.

An individual is not an “eligible” employee or consultant if they (i) are on a leave that will result in a termination of employment with Phathom, (ii) have provided Phathom a notice of resignation or (iii) have received a notice of termination of employment or service from Phathom, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange. In no event will an individual who serves as a non-employee director of Phathom, even if they also serve as a consultant, be considered an “eligible” employee or consultant.

Phathom reserves the right to withdraw the Option Exchange in any jurisdiction for which it determines that the Option Exchange would have regulatory, tax or other implications that are inconsistent with Phathom’s compensation policies and practices. If Phathom withdraws the Option Exchange in a particular jurisdiction, the Option Exchange will not be made to, nor will eligible options be accepted for exchange from or on behalf of, eligible employees and consultants in that jurisdiction.

See also: Section 1 of the Offer to Exchange

Q5.	How do I know which options are eligible for the Option Exchange?

A5.

If you are eligible to participate in the Option Exchange, the Option Exchange website will indicate which of your stock options are eligible for exchange. In order for your eligible stock option awards to remain eligible, they must remain outstanding and unexercised on the commencement date and the completion date and have a per share exercise price more than the per share closing price of Phathom’s common stock on the completion date, as reported on the Nasdaq Global Select Market.

An eligible option consists of a stock option grant that was granted under the 2019 Plan with a per share exercise price greater than $30.00 and that remains outstanding and unexercised as of the completion date and is held by an eligible employee or consultant. Eligible options only include those options with a per share exercise price greater than $30.00 in order to provide the benefit of the Option Exchange to the options that are the most significantly underwater.

IMPORTANT NOTE: There are two types of stock options – Incentive Stock Options and Non-qualified Stock Options – and the tax treatment of each type is different. Some of your eligible option grants may consist entirely of one of these two types of options and some of your eligible option grants may consist of a mix of both types due to the application of certain limits on Incentive Stock Options under U.S. tax laws. This “split” is determined automatically at the time of grant and is reflected in your E*Trade account and will also be reflected on the Option Exchange website. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options, although both awards are technically part of the same “grant” with the same grant date. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. See Section 14 of this Offer to Exchange, “Material Income Tax Consequences,” for further information.

See also:

•	Answer to Question 26, “Will I have to pay taxes if I participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 2 and 14 of the Offer to Exchange

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Q6.	Are there circumstances in which I would not be eligible to receive RSUs in the Option Exchange?

A6.	Yes, if you do not have any eligible options or if you cease being an eligible employee or consultant prior to the completion date.

See also: Sections 1 and 2 of the Offer to Exchange

Q7.	Can I exchange shares of Phathom common stock that I acquired via the Phathom Employee Stock Purchase Plan (ESPP) or upon a previous exercise of Phathom options?

A7.

No. This Option Exchange relates only to outstanding Phathom options to purchase shares of our common stock. You may not exchange in this Option Exchange any shares of our common stock that you acquired via the ESPP, upon a prior exercise of options, or by any other means.

See also: Section 2 of the Offer to Exchange

Q8.	How many new RSUs will I receive for the eligible options that I exchange?

A8.

If you participate in the Option Exchange, you will receive one new RSU (representing the right to receive one share of our common stock) for every 2 shares of our common stock underlying eligible stock options surrendered pursuant to the Offer to Exchange. The number of new RSUs will be rounded up to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be granted in the Option Exchange.

As discussed in Question 5, “How do I know which options are eligible for the Option Exchange?,” some of your eligible option grants may consist of both Incentive Stock Options and Non-qualified Stock Options due to the application of certain limits on Incentive Stock Options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. The rounding described above will be applied to each grant.

New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested in whole or in part. Instead, the new RSUs granted in the Option Exchange will vest in three equal installments on each of the first three anniversaries of the completion date, subject to continued service on the applicable vesting date.

Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement between you and Phathom. In all events, vesting is subject to continued service with us through the applicable vesting date. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

Example

If you hold an eligible option to purchase 2,000 shares of Phathom common stock, you will receive 1,000 new RSUs on the completion date if you elect to participate in the Option Exchange.

You will not have to calculate the number of new RSUs you will receive for the eligible options you elect to exchange in the Option Exchange. The Option Exchange website lists the number of new RSUs you are eligible to receive for each of your eligible option grants.

See also:

•	Answer to Question 5, “How do I know which options are eligible for the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 2 and 14 of the Offer to Exchange

Q9.	Will the terms and conditions of my new RSUs be the same as my exchanged options?

A9.	No. RSUs are a different type of award than stock options, and the terms and conditions of your new RSUs will be different from the exchanged options.

Options represent the right to purchase Phathom shares at a fixed price for a specified term (generally ten years from the date of grant, subject to earlier termination in the event of your termination of employment or service). While the eligible options are currently underwater, in the event Phathom’s stock price increases in the future, the eligible options may have a greater value in the future than the new RSUs to be granted in the Option Exchange given that fewer new RSUs will be granted in exchange for the surrender of eligible options.

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Also, the vesting schedule of new RSUs will be different from the vesting schedule of the exchanged options. New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested in whole or in part. Instead, the new RSUs granted in the Option Exchange will vest in three equal installments on each of the first three anniversaries of the completion date, subject to continued service on the applicable vesting date.

Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement between you and Phathom. In all events, vesting is subject to continued service with us through the applicable vesting date. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

Links to the 2019 Plan and the current form of RSU agreement under the 2019 Plan are included on the Option Exchange website as exhibits to a document Phathom filed with the SEC called a “Schedule TO,” which is available on the Option Exchange website and the SEC’s website at www.sec.gov.

In addition, the tax treatment of the new RSUs may differ significantly from the tax treatment of your exchanged options.

See also:

•	Answers to Question 11, “When will my new RSU awards vest?” and Question 26, “Will I have to pay taxes if I participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 2 and 14 of the Offer to Exchange

Q10.	When will I receive my new RSUs?

A10.

The grant date of the new RSUs will be the completion date. If the offering period is extended, the completion date and the grant of the new RSUs will be correspondingly delayed. Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online E*Trade account. Please review and accept your grant documents in your online E*Trade account. If your account has not been updated for the new RSUs within a few weeks following the completion date, please contact stockadmin@phathompharma.com. You will receive the shares of Phathom common stock subject to your new RSUs if and when your new RSUs vest.

See also:

•	Answer to Question 11, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Sections 6 and 9 of the Offer to Exchange

Q11.	When will my new RSU awards vest?

A11.

New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested in whole or in part. Instead, the new RSUs granted in the Option Exchange will vest in three equal installments on each of the first three anniversaries if the completion date, subject to continued service on the applicable vesting date.

Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement between you and Phathom. New RSUs granted in the Option Exchange will only vest if the holder remains in continuous service under the terms and conditions of the 2019 Plan, the applicable RSU agreement and other relevant Phathom policies, as each may be amended from time to time. Generally, new RSUs that are not vested at termination of continuous service to Phathom, as determined in accordance with the 2019 Plan, will be forfeited. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

Q12.	Do I need to exercise my new RSUs in order to receive shares?

A12.

Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your new RSUs vest in accordance with the vesting schedule set forth in the applicable RSU agreement, you will automatically receive the shares subject to the new RSUs promptly thereafter (less taxes, of course). Generally, new RSUs that do not vest will be forfeited to Phathom, as determined in accordance with the 2019 Plan.

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See also: Section 9 of the Offer to Exchange

Participating in the Option Exchange

Q13.	How do I participate in the Option Exchange?

A13.	If you choose to participate in the Option Exchange, you must take action no later than 11:59 p.m., Eastern Time, on the completion date.

•	First, you need to learn about the Offer to Exchange—what it is, whether you are eligible and which stock options can be exchanged.

•

Next, evaluate your options. You will be able to model how many new RSUs you would receive for your eligible options on the Option Exchange website on a grant-by-grant basis. Keep in mind that you can exchange some, all or none of your eligible option grants for new RSUs, but any exchange must be made on a grant-by-grant basis.

As discussed in Question 5, “How do I know which options are eligible for the Option Exchange?,” some of your eligible option grants may consist of both Incentive Stock Options and Non-qualified Stock Options due to the application of certain limits on Incentive Stock Options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. The rounding described above will be applied to each grant.

•

Lastly, choose which eligible options to exchange, if any. You must make your election online at the Option Exchange website during the offering period (i.e., between the commencement date and the completion date). Just follow these simple steps:

1.

Click on the link to the Option Exchange website in the announcement email you received from Joe Hand, Chief Administrative Officer, dated June 15, 2023, announcing the Option Exchange, or go to the Option Exchange website at http://www.myoptionexchange.com/Identity/Account/Register. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of July 14, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

3.

On the “Election Form” page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your Phathom email. At this point, you will have completed the election process via the Option Exchange website.

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We must receive your properly completed and submitted election by the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email stockadmin@phathompharma.com prior to the expiration of the Option Exchange.

If you elect to exchange any portion of an individual eligible option grant in the Option Exchange, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange one or more of such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your individual eligible option grants. No partial exchanges of an eligible option grant will be permitted. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your eligible options.

We may extend this Option Exchange. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on July 17, 2023 (the U.S. business day following the previously scheduled completion date).

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered eligible option grants promptly after the expiration of this Option Exchange.

See also:

•	Answer to Question 5, “How do I know which options are eligible for the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Answer to Question 14, “Am I required to participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 14 of the Offer to Exchange

Q14.	Am I required to participate in the Option Exchange?

A14.

No. Participation in the Option Exchange is voluntary. If you choose not to participate in the Option Exchange, you will continue to hold your eligible options on the same terms and conditions and pursuant to which they were originally granted.

See also: Section 2 of the Offer to Exchange

Q15.	Can I choose which eligible options I want to exchange?

A15.

You may choose to exchange some, all or none of your eligible options in the Option Exchange entirely at your discretion. However, if you elect to participate in the Option Exchange, to exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant.

As discussed in Question 5, “How do I know which options are eligible for the Option Exchange?,” some of your eligible option grants may consist of both Incentive Stock Options and Non-qualified Stock Options due to the application of certain limits on Incentive Stock Options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as Incentive Stock Options and the other representing the portion of the grant that qualifies as Non-qualified Stock Options. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an eligible option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the Incentive Stock Option and non-qualified components of an eligible option, and you must exchange all or none of such grant. The rounding described above will be applied to each grant.

Phathom is not accepting partial tenders of individual eligible option grants, except that you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular individual eligible option grant.

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See also:

•	Answer to Question 5, “How do I know which options are eligible for the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Section 2 of the Offer to Exchange

Q16.	Are there any restrictions on the number of eligible options grants I must elect to exchange in order to participate in the Option Exchange?

A16.

No. There is no minimum number of eligible options that you must elect to exchange in order to participate. However, if you elect to participate in the Option Exchange, to exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant. Phathom is not accepting partial tenders of individual eligible option grants, except that you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular individual eligible option grant.

Please note that there may be brokerage and/or wire fees associated with selling the shares of Phathom common stock acquired upon vesting of new RSUs which could affect the benefit you can realize from such sale.

See also:

•	Answer to Question 18, “Do I have to pay for the new RSUs?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of the Offer to Exchange

Q17.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A17.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee or consultant beneficially owns a portion of that eligible option grant, then in order to participate in the Option Exchange with respect to such eligible option grant, you may accept this Option Exchange with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. As described in Answer to Question 15, we are not accepting partial tenders of an eligible option grant, so you may not accept this Option Exchange with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

See also: Section 2 of the Offer to Exchange

Q18.	Do I have to pay for the new RSUs?

A18.

You do not have to make any cash payment to Phathom to receive a grant of new RSUs in exchange for your exchanged options. You also do not have to pay Phathom to receive the shares of Phathom common stock that become issuable to you if your new RSUs vest; however, you may have taxes due on the vesting of the RSUs.

Please also note that you will incur brokerage and/or wire fees in the event you decide to sell the shares of Phathom common stock issued to you upon vesting of your new RSUs.

See also:

•	Answer to Question 26, “Will I have to pay taxes if I participate in the Option Exchange?” of this Summary Term Sheet and Questions and Answers

•	Section 9 and 14 of the Offer to Exchange

Q19.	How do I decide whether I should participate in the Option Exchange?

A19.

First, review all of the materials provided to you in connection with the Offer to Exchange, including this Summary Term Sheet and Questions and Answers. These materials can all be found on the Option Exchange website and in, or filed as exhibits to, a document filed by Phathom with the SEC called a “Schedule TO,” which is available on the SEC website at http://www.sec.gov.

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In addition to reviewing the materials, please note the following:

•	This is not a one-for-one exchange. You will receive fewer new RSUs than the number of shares of our common stock underlying eligible options that you surrender for exchange.

•

RSUs provide value upon vesting even if Phathom’s stock price does not increase after the grant date. However, because you will receive fewer new RSUs than the options you elect to exchange, it is possible that, at some point in the future, options you choose to exchange could be economically more valuable than the new RSUs received by you pursuant to the Option Exchange.

•	New RSUs granted in the Option Exchange will be subject to a new vesting schedule. Even if the eligible options you exchange were vested in whole or in part, all of your new RSUs will be unvested.

•

Do not forget to consider taxes. In general, your new RSUs will be taxed when they vest. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you.

Please also note that no one from Phathom is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Option Exchange. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also:

•	Sections 3 and 9 of the Offer to Exchange

•	Risks of Participating in the Option Exchange in the Offer to Exchange

Q20.	Is Phathom making any recommendation as to whether I should exchange my eligible options?

A20.

No. Phathom is providing you with as much information as possible to assist you in making your own informed decision. However, Phathom is not making any recommendation as to whether you should accept the Option Exchange. No one from Phathom is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Option Exchange. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice.

See also:

•	Section 3 of the Offer to Exchange

•	Risks of Participating in the Option Exchange in the Offer to Exchange

Q21.	How will we determine whether an eligible option has been properly tendered?

A21.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Option Exchange for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Option Exchange. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice.

See also: Section 4 of the Offer to Exchange

Q22.	Will my decision to participate in the Option Exchange have an impact on my ability to receive options or other equity awards in the future?

A22.

No. Your election to participate or abstain from participating in the Option Exchange will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else.

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See also: Section 1 of the Offer to Exchange

Exchanged Options

Q23.	When will my exchanged options be cancelled?

A23.

Your exchanged options will be cancelled as of the completion date. If the Option Exchange is extended and the completion date delayed, the cancellation of your exchanged options and the grant date of any new RSUs will be correspondingly delayed. Exchanged options that are cancelled will no longer be displayed through your online E*Trade account following the completion date.

See also: Section 6 of the Offer to Exchange

Q24.	Will I be required to give up all of my rights under the exchanged options?

A24.

Yes. Once Phathom has accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those exchanged options. Phathom will cancel all exchanged options as of the completion date. However, if the completion date is delayed, the date the exchanged options are cancelled and the grant date of any new RSUs will be correspondingly delayed.

See also: Section 6 of the Offer to Exchange

Q25.	After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the completion date?

A25.

No. Once your exchanged options have been cancelled, you do not need to take additional action in order to receive your new RSUs. Your new RSUs will be granted to you as of the completion date. If the Option Exchange is extended and the completion date delayed, the date on which new RSUs are granted will be correspondingly delayed. In order to receive the shares covered by the new RSU grant, you must continue to be an employee or consultant and eligible for vesting under Phathom’s policies, as amended from time to time, through the applicable vesting date.

Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online E*Trade account. You will be required to accept your grant documents in your online E*Trade account.

See also:

•	Answer to Question 11, “When will my new RSU awards vest?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of the Offer to Exchange

Tax Consequences

Q26.	Will I have to pay taxes if I participate in the Option Exchange?

A26.

If you participate in the Option Exchange, you will not be required to recognize income for income taxes or other tax purposes at the time of the exchange, or when the new RSUs are granted. You generally will recognize income for income tax and other tax purposes when the new RSUs vest and the shares underlying the new RSUs are issued to you.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Option Exchange. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you.

If your eligible options were granted while you were providing services in one jurisdiction and you now work for Phathom in another jurisdiction, you may be subject to income taxes and other taxes at the time of the exchange in the jurisdiction in which the eligible option was originally granted. You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the tax effect of your individual circumstances.

See also:

•	Section 14 of the Offer to Exchange

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Q27.	Are there tax considerations relating to my eligible options that are Incentive Stock Options?

A27.

To the extent the Option Exchange remains open for 30 calendar days (or longer), then all eligible Incentive Stock Options which are not accepted in the Option Exchange will be considered “modified.” This will result in a deemed re-grant of such Incentive Stock Options such that the date of grant for purposes of the two-year holding period necessary to receive favorable U.S. tax treatment for your Incentive Stock Options will restart. The Option Exchange is not currently scheduled to remain outstanding for 30 calendar days or more, and therefore should not result in an automatic modification of Incentive Stock Options not exchanged, but if we decide to extend the Option Exchange for business or other reasons, a modification may result. In the event of such a modification, your eligible options may continue to be Incentive Stock Options (subject to the limitations on Incentive Stock Options under U.S. tax rules), but the date of grant for purposes of the Incentive Stock Option holding periods applicable to such eligible options will be the date the Option Exchange commenced (June 15, 2023). Therefore, in order to receive favorable tax treatment with respect to such eligible options in the event of a deemed modification, you must not dispose of the shares received from the exercise of the eligible options within two years from the date the Option Exchange commenced (June 15, 2023) or within one year from the date of exercise.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Option Exchange. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you.

See also:

•	Section 14 of the Offer to Exchange

Options Not Exchanged

Q28.	What happens to my eligible option grants if I choose not to participate?

A28.

If you choose not to participate, your eligible option grants will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the 2019 Plan and option agreement related to such eligible option grants.

See also: Section 6 of the Offer to Exchange

Changing or Withdrawing Previous Elections

Q29.	Can I change my mind about which eligible options I want to exchange?

A29.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible options from this Option Exchange, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Option Exchange or a valid new election indicating that you reject the Option Exchange with respect to all of your eligible options, by completing the election process via the following method outlined below on or before the completion date, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended:

Election changes and withdrawals via the Option Exchange website

1.	Log in to the Option Exchange website at www.myoptionexchange.com.

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of July 14, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

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3.

On the “Election Form” page, change your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

We must receive your properly completed and submitted election by the expiration of the Option Exchange, currently expected to be 11:59 p.m., Eastern Time, on July 14, 2023, unless otherwise extended. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email stockadmin@phathompharma.com

Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. If you submit your election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing phathom@infiniteequity.com. Only responses that are properly completed and actually received by us by the deadline through the Option Exchange website at www.myoptionexchange.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

See also:

•	Answer to Question 14, “Am I required to participate in the Option Exchange” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Q30.	Can I change my mind and withdraw from the Option Exchange?

A30.

Yes. You may change your mind after you have submitted an election and withdraw from the Option Exchange at any time on or before the completion date (which currently is expected to be July 14, 2023, at 11:59 p.m., Eastern Time) and retain your eligible options under their existing terms. If we extend the completion date, you may withdraw your election at any time until the extended Option Exchange expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the completion date.

See also:

•	Answer to Question 14, “Am I required to participate in the Option Exchange” of this Summary Term Sheet and Questions and Answers

•	Section 5 of the Offer to Exchange

Q31.	What if I withdraw my election and then decide again that I want to participate in the Option Exchange?

A31.

If you have withdrawn your election to participate with respect to some or all of your eligible option grants and then decide again that you would like to participate in this Option Exchange, you may reelect to participate by submitting a new properly completed election via the Option Exchange website at www.myoptionexchange.com on or before the completion date, in accordance with the procedures described in Question 29, “Can I change my mind about which eligible options I want to exchange?” and Section 4 of the Offer to Exchange.

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See also:

•	Answer to Question 14, “Am I required to participate in the Option Exchange” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of the Offer to Exchange

Changes to the Offer to Exchange and Conditions to the Option Exchange

Q32.	If Phathom extends the Option Exchange or changes the Offer to Exchange, how will you notify me?

A32.

If Phathom extends the Option Exchange or otherwise changes the Offer to Exchange, Phathom will issue a press release, email and/or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled completion date.

See also: Sections 2 and 14 of the Offer to Exchange

Q33.	Are there any conditions to the completion of the Option Exchange?

A33.

Yes. The completion of the Option Exchange is subject to a number of customary conditions that are described in Section 7 of the Offer to Exchange. If any of these conditions are not satisfied, Phathom will not be obligated to accept and exchange properly tendered eligible option grants, though Phathom may elect to do so at its sole discretion.

The offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees and consultants participating.

See also: Sections 2 and 7 of the Offer to Exchange

Availability of Additional Information

Q34.	Whom can I contact if I have questions about the Option Exchange, or if I need additional copies of communications issued to date?

A34.

You may download copies of all of the documents referred to in the Offer to Exchange and this Summary Term Sheet and Questions and Answers from the Option Exchange website. Phathom has also publicly filed the documents with the SEC on exhibits to a document called a “Schedule TO,” which is available at http://www.sec.gov.

You may also direct questions about the Offer to Exchange and requests for additional copies of the Offer to Exchange and the other documents to herein to:

Email: stockadmin@phathompharma.com

See also: Section 17 of the Offer to Exchange

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